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                                                                     Exhibit 1.2

                           [DRAFT OF AGENCY AGREEMENT]

                       FIRST NIAGARA FINANCIAL GROUP, INC.

                         32,725,000 to 50,916,250 Shares

                                 of Common Stock
                           (par value $.01 per share)

                                AGENCY AGREEMENT

                                ___________, 2002

Ryan Beck & Co.
220 South Orange Avenue
Livingston, New Jersey  07039-5817

Ladies and Gentlemen:

     [New] First Niagara Financial Group, Inc., a Delaware corporation (the "Company"), First Niagara Bank, a New York State chartered stock savings bank that is in the process of converting to a federal savings bank (the "Bank"), First Niagara Financial Group, Inc., a Delaware corporation, the current mid-tier holding company of the Bank ("FNFG"), and First Niagara Financial Group, MHC, a federally chartered mutual holding company and the current majority owner of FNFG (the "MHC"), hereby confirm their agreement with Ryan Beck & Co. ("Ryan Beck" or the "Selling Agent") to serve as agent of the Company to assist the Company in the sale of between 32,725,000 and 50,916,250 shares of Common Stock (as defined below) of the Company (the "Shares" or "Conversion Stock") in the Subscription and Community Offerings, as defined below, as follows:

     Introductory. The Company was recently incorporated under the laws of the Delaware for the purpose of being the successor of FNFG. The Company is authorized to issue 300,000,000 shares of capital stock, of which 250,000,000 shares are common stock having a par value of one cent ($.01) per share (the "Common Stock"), and 50,000,000 shares are preferred stock having a par value of one cent ($.01) per share. The Offering, as defined below, is being conducted in connection with the mutual-to-stock conversion of the MHC (the "Conversion").

     Prior to the closing of the Conversion and the Offering, as defined below, the Bank will convert its charter to a federal savings bank charter (the "Charter Conversion") in accordance with the laws of the United States and the applicable regulations of the Office of Thrift Supervision (the "OTS"; such laws and the applicable regulations of the OTS are referred to herein as the "Charter Conversion Regulations"). As a result, the Conversion is being conducted in accordance with the laws of the United States and the applicable regulations of the OTS (such laws and the regulations of the OTS are referred to herein as the "Conversion Regulations").

     The Company, FNFG, the MHC and the Bank (both before and after the Charter Conversion) are sometimes referred to herein as the "First Niagara Parties."

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     The Conversion is to be conducted in accordance with a Plan of Conversion and Reorganization (the "Plan") adopted by the Board of Trustees of the MHC and the Board of Directors of FNFG on July 21, 2002. The Plan provides that the Conversion will be effected as follows: the Bank will establish the Company as a Delaware stock holding company subsidiary; the Company will charter an interim federal savings bank as a wholly-owned subsidiary ("Interim Bank"); FNFG will convert to an interim stock savings bank and will thereafter merge with and into the Bank; the MHC will contemporaneously convert to an interim stock savings bank and merge with and into the Bank; the Interim Bank will then merge with and into the Bank with the Bank as the surviving entity. In connection with the foregoing transactions, each stockholder of FNFG immediately prior to the Conversion, other than the MHC ("Public Stockholders"), will receive shares of the Company's Common Stock pursuant to an exchange ratio described in the Plan. Pursuant to the Plan and in connection with the Conversion, the Company will offer the Conversion Stock for sale in the Offering, as defined below.

     Simultaneous with or immediately after the consummation of the Conversion and the Offering, as defined below, the Company will acquire Finger Lakes Bancorp, Inc. ("Finger Lakes Bancorp") pursuant to the terms of an Agreement and Plan of Reorganization dated as of July 21, 2002 (the "Merger Agreement"). Finger Lakes Bancorp, Inc. is the holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York ("SBFL"). SBFL will merge with and into the Bank pursuant to the Merger Agreement (the "Merger"). The Merger will be accomplished in accordance with the laws of the State of Delaware and the United States and applicable regulations of the OTS (such laws and the regulations collectively, the "Merger Regulations", and together with the Conversion Regulations and the Charter Conversion Regulations, the "Reorganization Regulations"). Ryan Beck is serving as financial advisor to FNFG and the Bank in connection with the Merger. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger each outstanding share of common stock, par value one cent ($.01) per share, of Finger Lakes Bancorp ("Finger Lakes Bancorp Common Stock"), will convert into the right to receive the Merger consideration of $20.00 per share of the Finger Lakes Bancorp Common Stock in the form of cash or Common Stock of the Company, or a combination thereof. Each holder of an outstanding option to purchase the Finger Lakes Bancorp Common Stock may elect to receive the difference between the applicable exercise price of the option and the $20.00 Merger consideration in the form of cash or stock. The Merger Agreement further provides that the aggregate Merger consideration shall be 50% cash and 50% Common Stock of the Company. The Merger is expected to close simultaneously with or immediately after consummation of the Conversion. The Conversion and the Merger are separate, distinct transactions. The Charter Conversion, the Conversion, the Offering and the Merger are sometimes collectively referred to herein as the "Reorganization." The Company, FNFG, the MHC, the Bank, Finger Lakes Bancorp and SBFL are sometimes hereinafter collectively referred to as the "Constituent Institutions."

     The Company, in accordance with the Plan, is offering, in a subscription offering by way of nontransferable subscription rights, the Shares for a purchase price of $10.00 per share (the "Purchase Price") in a Subscription Offering, Community Offering and, if necessary, a Syndicated Community Offering (in each case, as defined below and all of which, collectively, are referred to herein as the "Offering"). The aggregate number of Shares to be issued in the

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Offering will be between 32,725,000 and 50,916,250 and will be based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company.

     The Shares will be offered in descending order of priority to (i) the Bank's Eligible Account Holders (defined as holders of deposit accounts totaling $50 or more as of June 30, 2001); (ii) FNFG's tax-qualified employee stock benefit plans, including FNFG's Employee Stock Ownership Plan (the "ESOP") and 401(k) Plan ("401(k) Plan") (for a total of up to 10% of the Shares issued in the Offering); (iii) the Bank's Supplemental Eligible Account Holders (defined as holders of deposit accounts totaling $50 or more as of September 30, 2002); and (iv) depositors with accounts at the Bank as of November __, 2002 (collectively, the "Subscription Offering"). Shares of Common Stock not purchased in the Subscription Offering may be offered to FNFG public stockholders and the general public in a community offering that is expected to be conducted during the Subscription Offering (the "Community Offering"). In the Community Offering, preference will be given to FNFG public stockholders as of ___________, 2002 and to natural persons who reside in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins. It is acknowledged that the Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering and the Syndicated Community Offering (as defined below). If the Company does not receive orders for at least 32,725,000 shares in the Subscription and Community Offerings, then, in the Company's discretion in order to issue the minimum number of shares necessary to complete the Offering, up to 3,317,900 of the unsubscribed Shares may be applied to the acquisition by Merger of Finger Lakes Bancorp, and any such Shares ("FLB Shares") so applied will be deemed issued in the Community Offering.

     Shares of Common Stock not purchased in the Subscription Offering or in the Community Offering or applied as FLB Shares may be sold through a syndicated community offering managed by Selling Agent (the "Syndicated Community Offering").

     Except for the ESOP and 401(k) Plan, generally no person may purchase in the Offering more than $1,000,000 of Conversion Stock; the maximum amount that an individual together with persons acting in concert may purchase in all categories of the Offering combined is $2,500,000 of Conversion Stock; provided that the Company may, subject to OTS approval, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase or decrease such maximum purchase limitations.

     The following applications have been filed in connection with the
Reorganization: (i) an Application for Conversion on Form AC (the "Conversion Application") has been filed with the OTS; (ii) a Combined Application H-(e)1/H-(e)3 Holding Company Application (the "Holding Company Application") has been filed with the OTS; (iii) a Bank Merger Act Application (the "BMA Application") has been filed with the OTS; (iv) an Application on Form 1582 for Conversion from a State-Chartered Stock Association into a Federal Stock Savings Bank (the "Charter Conversion Application"); and all amendments to the foregoing applications required to the date hereof have also been filed. The Charter Conversion Application, the Conversion Application, the Holding Company Application and the BMA Application are referred to herein collectively as the "Reorganization Applications." The Conversion Application includes, among other things, the Plan.

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     The Company has filed with the Securities and Exchange Commission (the
"Commission") a registration statement on Form S-1 (File No. 333-99737) (the "S-1 Registration Statement") containing a prospectus relating to the Subscription and Community Offering for the registration of the Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto and such amended prospectuses as may have been required to the date hereof. The prospectus, as amended, on file with the Commission at the time the S-1 Registration Statement becomes effective is hereinafter called the "S-1 Prospectus," except that if the Prospectus filed by the Company pursuant to Rule 424(b) of the rules and regulations, as amended, of the Commission under the 1933 Act (the "1933 Act Regulations") differs from the prospectus on file at the time the Registration Statement becomes effective, the term "S-1 Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) from and after the time such prospectus is filed with or mailed to the Commission for filing.

     The Company has also filed with the Commission a registration statement on Form S-4 (File No. 333-100022) (the "S-4 Registration Statement") containing a proxy statement to be used to solicit proxies of the Finger Lakes Bancorp stockholders with respect to the approval of the Reorganization. The Company has filed such amendments to the S-4 Registration Statement and such amended prospectuses as may have been required to the date hereof. The proxy statement/ prospectus, as amended, on file with the Commission at the time the S-4 Registration Statement becomes effective is hereinafter called the "S-4 Prospectus," except that if the S-4 Prospectus filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the 1933 Act Regulations differs from the prospectus on file at the time the Registration Statement becomes effective, the term "S-4 Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) from and after the time such prospectus is filed with or mailed to the Commission for filing.

     The S-1 Registration Statement and the S-4 Registration Statement are collectively referred to herein as the "Registration Statement." The S-1 Prospectus and the S-4 Prospectus are collectively referred to herein as the "Prospectus."

     SECTION 1. Appointment of the Selling Agent; Compensation to the Selling Agent. Subject to the terms and conditions set forth below, the Company hereby appoints Ryan Beck as its agent to consult with and advise the First Niagara Parties, and to solicit subscriptions and purchase orders for Shares on behalf of the Company, in connection with the Company's offering of Common Stock in the Subscription and Community Offerings. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, Ryan Beck accepts such appointment and agrees to consult with and advise the First Niagara Parties as to the matters set forth in
Section 3 of the Engagement Letter between the Selling Agent, MHC and FNFG dated June 27, 2002 attached as Exhibit A hereto ("Engagement Letter"), and to use its best efforts to solicit subscriptions and purchase orders for Shares in accordance with this Agreement; provided, however, that the Selling Agent shall not be responsible for obtaining subscriptions or purchase orders for any specific number of Shares, shall not be required to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order.

     In addition to the reimbursement of the expenses specified in Sections 6 and 7 hereof, the Selling Agent shall receive and the First Niagara Parties shall pay (i) an advisory and

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management fee of $50,000 (the "Management Fee"), and (ii) a fee of (x) one
percent (1.0%) of the dollar amount of the Shares sold in the Subscription Offering and Community Offering for amounts up to $454,100,000 and (y) nine-tenths of one percent (0.9%) of the dollar amount of the Shares sold in the Subscription Offering and Community Offering in excess of $454,100,000 (the "Marketing Fee"), excluding shares purchased by officers, directors, employees (and immediate family thereof) (collectively, the "Insiders") and employee benefit plans of FNFG, but including any FLB Shares issued in the Community Offering. With respect to Shares sold in the Syndicated Community Offering, the First Niagara Parties shall pay the Selling Agent a Marketing Fee of one percent (1.00%) of the dollar amount of the Shares sold in the Syndicated Community Offering, which fee along with the fee payable directly by the Company to selected dealers (which may include the Selling Agent) shall not exceed six percent (6.00%) in the aggregate. For purposes of this Agreement, "immediate family" includes an officer's, director's or employee's spouse, siblings, parents and also children who live in the same house with the officer, director or employee.

     If (i) the Plan is abandoned or terminated by the Company; (ii) the Offering is not consummated by June 30, 2003; (iii) the Selling Agent terminates this Agreement because there has been a material adverse change in the financial condition or operations of FNFG or the Bank since June 30, 2002; or (iv) immediately prior to the commencement of the Offering, the Selling Agent terminates this Agreement because, in its reasonable judgment, the First Niagara Parties have failed to satisfactorily disclose all relevant information in the Registration Statement, the Prospectus and the Reorganization Applications or the Selling Agent determines that market conditions exist which might render the sale of the Shares by the Company inadvisable, the Company will pay the Management Fee to the Selling Agent (less the $_____ received to date), such fee to serve as compensation for its advisory and administrative services as set forth in the Engagement Letter, in addition to reimbursement of the Selling Agent's reasonable out-of-pocket expenses as set forth in Section 6 hereof. If there is a resolicitation of subscriptions for any reason, and the Selling Agent is required to provide significant additional services or expend significant additional time, the parties agree to negotiate in good faith an agreement to cover the Selling Agent's additional fees and expenses in connection therewith, including attorneys' fees and expenses.

     The compensation specified above shall be payable (to the extent not already paid) to the Selling Agent in next day clearinghouse funds on the earlier of the Closing Date (as hereinafter defined), a determination by the Company and the Bank to terminate or abandon the Plan, or the termination of this Agreement by the Selling Agent or the Company and the Bank in accordance with the preceding paragraph. The Bank and the Company agree to reimburse the Selling Agent from time to time for the costs and expenses specified in Sections 6 and 7 hereof, to the extent such costs and expenses are reasonably incurred by the Selling Agent, promptly upon receiving a reasonable accounting of such costs and expenses.

     SECTION 2. Closing Date; Release of Funds and Delivery of Certificates. If all conditions precedent to the consummation of the Conversion and the Offering are satisfied, the Company agrees to issue or have issued the Shares sold in the Subscription and Community Offerings and to release for delivery certificates evidencing such Shares on the Closing Date against payment therefor by release of funds from the special, interest-bearing account referred to in Section 5(o) hereof and by the authorized withdrawal of funds from deposit accounts at the

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Bank in accordance with the Plan; provided, however, that no such funds shall be released to the Company or withdrawn until the conditions specified in Section 8 hereof shall have been complied with to the reasonable satisfaction of the Selling Agent and its counsel. Such release, withdrawal and payment shall be made on the Closing Date, on a business day and at a time and place selected by the Selling Agent, which date and place shall be acceptable to the Bank and the Company, on at least two (2) business days prior notice to the Bank and the Company, or such other time or place as shall be agreed upon by the Selling Agent, the Bank and the Company. Certificates evidencing the Shares sold in the Subscription and Community Offerings shall be delivered directly to the purchasers thereof or in accordance with their directions. The hour and date upon which the Company shall release or deliver the Shares sold in the Offering in accordance with the terms hereof is called the "Closing Date."

     SECTION 3. Prospectus; Offering. The Shares are to be offered in the Offering at $10.00 per share, as set forth on the cover page of the Prospectus. There will be a maximum and minimum, and an adjusted maximum, number of Shares offered. The number of Shares offered may be changed by the Company after consultation with the Selling Agent, subject to the provisions of the Plan, depending on market and financial conditions.

     SECTION 4. Representations and Warranties; Certain Covenants.

     A. The First Niagara Parties jointly and severally represent and warrant to and covenant with the Selling Agent as follows:

        a. The Registration Statement was declared effective by the Commission on ___________, 2002. At the time the Registration Statement, including the Prospectus contained therein, became effective, the Registration Statement complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the Registration Statement, any preliminary or final Prospectus, any Securities Communication (as defined in Section 7 hereof) or any Sales Information (as defined in Section 7 hereof) authorized by any First Niagara Party for use in connection with the Offering did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) Prospectus is filed with or mailed to the Commission for filing and at the Closing Date referred to in Section 2, the Registration Statement, any preliminary or final Prospectus, any Securities Communication or any Sales Information authorized by any First Niagara Party for use in connection with the Offering will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(a) shall not apply to statements in or omissions from the Registration Statement, any preliminary or final Prospectus, any Securities Communication or any Sales Information made in reliance upon and in conformity with information furnished in writing to the First Niagara Parties by the Selling Agent expressly regarding the Selling Agent for use under the caption "Plan of Distribution; Selling Agent Compensation" in the Prospectus, provided, however, that nothing has come to the attention of the First Niagara Parties that would lead them to believe that the information under such captions contained an untrue statement of a material fact or omitted to state a material fact required to be

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stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          b. The Company has filed with the OTS the Charter Conversion Application, the Conversion Application, including the Plan, the Registration Statement and the Prospectus, the Holding Company Application and the BMA Application, each of which included exhibits and supplemental material, and has filed an amendment or amendments thereto, as required, and has published notice of such filings, as required, all of which applications have been or prior to the Closing Date will be approved by the OTS; and the Plan has been adopted by the Board of Trustees of the MHC, and has been or prior to the Closing Date will be approved by the Members of the MHC and the stockholders of FNFG.

          c. At the Closing Date, (i) the Charter Conversion will have been effected in accordance with the Charter Conversion Regulations and all other applicable material laws, regulations, decisions and orders, including in compliance with all terms, conditions, requirements and provisions precedent to the Charter Conversion imposed upon the First Niagara Parties by the OTS, any state regulatory authority or any other regulatory authority; (ii) the Conversion and the Offering will have been effected in the manner described in the Prospectus and in accordance with the Plan, the Conversion Regulations and all other applicable material laws, regulations, decisions and orders, including in compliance with all terms, conditions, requirements and provisions precedent to the Conversion and the Offering imposed upon the First Niagara Parties by the Commission, the OTS, any state regulatory or Blue Sky authority or any other regulatory authority, and (iii) the Constituent Institutions will have completed the conditions precedent to the Merger in accordance with the Merger Agreement, and all applicable laws, regulations, decisions and orders, including all material terms, conditions, requirements and provisions precedent to the Merger imposed upon the Constituent Institutions by the OTS or any other regulatory authority, other than those which the regulatory authority permits to be completed after the effective time of the Merger ("Effective Time").

          d. No order has been issued by the OTS or any state regulatory or Blue Sky authority preventing or suspending the use of the Prospectus, and, to the knowledge of the First Niagara Parties, no action by or before any such governmental entity to revoke any approval, authorization or order of effectiveness related to the Conversion or the Offering is pending or threatened.

          e. At the time of the approval of the Reorganization Applications (including any amendment or supplement thereto) by the applicable regulatory authorities and at all times subsequent thereto until the Closing Date, the Reorganization Applications complied and will comply in all material respects with the Reorganization Regulations. The Prospectus contained in the Reorganization Applications (including any amendment or supplement thereto), at the time of the approval of the Reorganization Applications by the OTS and at all times subsequent thereto until the Closing Date and the Effective Time, complied and will comply in all material respects with the Reorganization Regulations.

          f. RP Financial, LC ("RP Financial"), which prepared the Independent Valuation dated as of August 30, 2002 described in the Prospectus ("Independent Valuation"), is independent with respect to the First Niagara Parties within the meaning of the Plan and the

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Conversion Regulations and is believed by the First Niagara Parties to be experienced and expert in the valuation and the appraisal of business entities, including savings institutions, and the First Niagara Parties believe that RP Financial has prepared the pricing information set forth in the Prospectus in accordance with the requirements of the Conversion Regulations.

          g. KPMG LLP ("KPMG"), the firm which certified the financial statements of FNFG filed as part of the Registration Statement, is, with respect to the First Niagara Parties, an independent certified public accountant as required by the 1933 Act and the 1933 Act Regulations. KPMG, the firm which certified the financial statements of Finger Lakes Bancorp filed as part of the Registration Statement, is, with respect to Finger Lakes Bancorp and SBFL, an independent certified public accountant as required by the 1933 Act and the 1933 Act Regulations.

          h. The consolidated financial statements, together with the related schedules and notes thereto, included in the Registration Statement and which are part of the Prospectus present fairly the financial condition, results of operations, changes in retained earnings and cash flows of each of (i) FNFG and its consolidated subsidiaries and (ii) Finger Lakes Bancorp and its consolidated subsidiaries, at and for the dates indicated and the periods specified and comply as to form in all material respects with the applicable accounting requirements of the 1933 Act Regulations. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with financial statements and other reports filed by FNFG and/or Finger Lakes Bancorp with their applicable bank regulatory authorities except to the extent that accounting principles employed in such filings conform to the requirements of such authorities and not necessarily to generally accepted accounting principles. The other financial, statistical and pro forma information and related notes thereto included in the Prospectus present fairly the information shown therein on a basis consistent with the audited financial statements of FNFG and/or Finger Lakes Bancorp included in the Registration Statement and which are part of the Prospectus, and as to the pro forma adjustments, such adjustments have been properly applied on the basis described therein.

          i. Since the respective dates as of which information is given in the Registration Statement and Prospectus, except as may otherwise be stated therein: (i) there has not been any material adverse change in the financial condition, net income, capital, properties, affairs or prospects of the First Niagara Parties, Finger Lakes Bancorp, SBFL, or their respective subsidiaries (the "combined institution"), taken as a whole, whether or not arising in the ordinary course of business, (ii) there has not been any material increase in the long-term debt of the combined institution taken as a whole, nor have the First Niagara Parties, Finger Lakes Bancorp, SBFL or their respective subsidiaries issued any securities or incurred any liability or obligations for borrowing other than in the ordinary course of business, (iii) there have not been any material transactions entered into by the First Niagara Parties, Finger Lakes Bancorp, SBFL or their respective subsidiaries, except those transactions entered into in the ordinary course of business and those specifically described in or contemplated by the Prospectus, including the execution of loan documents pertaining to the ESOP and 401(k) Plan, and (iv) the capitalization, liabilities, assets, properties and business of the First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective subsidiaries conform in all material respects to the descriptions thereof contained in the Prospectus. The First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective

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subsidiaries have no material liability of any kind, contingent or otherwise, except as reflected in the financial statements filed as part of the Registration Statement or otherwise set forth in the Prospectus.

          j. The Company and FNFG are both Delaware corporations, duly organized and validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct the business and own the property of FNFG as described in the Registration Statement and Public Offering Prospectus under Delaware law. The Company has received approval from the OTS to become a unitary savings and loan holding company under the Home Owners' Loan Act ("HOLA") upon consummation of the Conversion. Prior to the Charter Conversion, FNFG was duly registered with the Board of Governors of the Federal Reserve System as a bank holding company.

          k. The Bank is a New York-chartered savings bank, duly organized and validly existing and in good standing under the laws of the State of New York with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and Prospectus under New York law. Upon completion of the Charter Conversion, the Bank will be a duly organized and validly existing federally chartered savings bank and after the Conversion will continue as such, and will have the corporate power and authority to conduct its business and own its property as described in the Registration Statement and Prospectus under the HOLA and the regulations thereunder.

          l. The MHC is a federally chartered mutual holding company, duly organized and validly existing and in good standing under the laws of the United States with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and the Prospectus.

          m. Finger Lakes Bancorp is a Delaware corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and Prospectus. Finger Lakes Bancorp is duly registered with the OTS as a savings and loan holding company under the HOLA. SBFL is a federally chartered savings bank, duly organized and validly existing under the laws of the United States with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and Prospectus.

          n. The First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective subsidiaries have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses (including, in the case of the Company, for the conduct of the business of FNFG following the Conversion); all such licenses, permits and governmental authorizations are in full force and effect; the First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective subsidiaries are in all material respects complying with all laws, rules, regulations and orders applicable to the operation of their respective businesses; and none of the First Niagara Parties, Finger Lakes Bancorp, SBFL or their respective subsidiaries has received notice of any proceeding or action relating to the revocation or modification of any such license, permit or governmental authorization which, singly or in the aggregate, if subject to an unfavorable decision, ruling or finding, might

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materially and adversely affect the conduct of the business, the financial condition the results of operations, affairs or prospects of the combined institution taken as a whole.

          o. The certificate of incorporation, charter or similar instruments of the First Niagara Parties, Finger Lakes Bancorp, SBFL are in full force and effect; no conservator or receiver has been appointed for any of the First Niagara Parties, Finger Lakes Bancorp, or SBFL; and the Bank and SBFL are each operating as an insured depository institution. Each of the First Niagara Parties, Finger Lakes Bancorp, and SBFL is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business (currently and as contemplated following the Reorganization) requires such qualification unless the failure to be so qualified in one or more of such jurisdictions would not have a material adverse effect on the business, financial condition, results of operations, affairs or prospects of the combined institution taken as a whole.

          p. Upon consummation of the Reorganization, all of the outstanding capital stock of the Bank will be duly authorized and validly issued and fully paid and nonassessable; and all such stock will be owned directly by the Company, free and clear of all liens, encumbrances, claims or other restrictions. Each of the First Niagara Parties, Finger Lakes Bancorp, and SBFL does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus; each of their respective subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization with the authority to conduct its business and own its property as described in the Registration Statement and the Prospectus; all of the outstanding stock of each such subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; all such stock is owned directly by FNFG, the Bank, Finger Lakes Bancorp or SBFL, as the case may be, free and clear of all liens, encumbrances, claims or other restrictions; and each such subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, unless the failure to be so qualified would not have a material adverse effect on the business, the financial condition, the results of operations, affairs or prospects of the combined institution taken as a whole. The activities of the Company's subsidiaries are permitted to subsidiaries of New York-chartered and federally chartered savings banks (with respect to the Bank's subsidiaries) and to subsidiaries of bank holding companies and savings and loan holding companies (with respect to subsidiaries of MHC and FNFG), and the activities of Finger Lakes Bancorp's subsidiaries are permitted to subsidiaries of federally chartered savings banks (with respect to SBFL's subsidiaries) and to subsidiaries of savings and loan holding companies (with respect to Finger Lakes Bancorp's subsidiaries), in each case by the rules and regulations of the New York Department of Banking (in the case of the Bank's subsidiaries), the OTS (in the case of both the Company and the Finger Lake Bancorp's subsidiaries), and any other state or federal authority having jurisdiction over such matters.

          q. The deposit accounts of the Bank and SBFL are, and following the Closing Date of the Reorganization the deposit accounts of the Bank will be, insured by the FDIC, up to the maximum amounts allowed by law. Upon consummation of the Conversion, the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders ("Liquidation Account") will be duly established in accordance with the requirements of the Conversion Regulations.

          r. Upon consummation of the Reorganization, the authorized equity capital of the Company will consist of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, and the issued and outstanding equity capital of the Company will be consistent with that set forth in the Prospectus under the caption "Capitalization"; no shares of Common Stock, or securities exercisable into or exchangeable for Common Stock, will have been issued prior to the Closing Date; the Shares will have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan, will be duly and validly issued and fully paid and nonassessable, the issuance of the Shares is not subject to any preemptive rights; and the terms and provisions of the Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon the issuance of the Shares, good title to the Shares will be transferred from the Company to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

          s. As of the date hereof and as of the Closing Date, none of the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries is or will be in violation of its charter or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it or any of its property may be bound; the consummation of the Reorganization, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the First Niagara Parties, and this Agreement has been validly executed and delivered by the First Niagara Parties and is the valid, legal and binding obligation of the First Niagara Parties, enforceable in accordance with its terms, except to the extent that rights to indemnity hereunder may be limited under applicable law and subject to bankruptcy, insolvency, reorganization or other laws related to or affecting the enforcement of creditors' rights generally and equitable principles limiting the right to obtain specific enforcement or similar equitable relief. The execution and delivery of this Agreement, the fulfillment of the terms herein set forth and the consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the charter or bylaws of the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries, or any material contract, lease or other instrument to which the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries is a party or in which the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries has a beneficial interest, or any applicable law, rule, regulation or order; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries; or (iii) result in the creation of any lien, charge, encumbrance or other restriction upon any property of the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries.

          t. The First Niagara Parties have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement and to carry out the provisions and conditions hereof, and the Company has all such power, authority, authorizations and orders as may be required to issue and sell the Shares as provided in the Plan and described in the Prospectus, subject to the approval of the applicable regulatory authorities and the satisfaction of any conditions of such approval.

          u. The First Niagara Parties, Finger Lakes Bancorp, SBFL, and their respective subsidiaries have good and marketable title to all properties and assets which are material to the business of the combined institution taken as a whole, including those properties and assets described in the Prospectus as owned by them, free and clear of all liens, except such liens as are described in the Prospectus or are not material in relation to the business of the combined institution and its subsidiaries on a consolidated basis; and all leases and subleases which are material to the business of the combined institution taken as a whole under which the First Niagara Parties, Finger Lakes Bancorp, SBFL, or any of their respective subsidiaries holds properties, including those leases and subleases described in the Prospectus, are in full force and effect.

          v. As of the date hereof and as of the Closing Date and the effective date of the Registration Statement, the First Niagara Parties, Finger Lakes Bancorp, and SBFL, are not and will not be in violation of any directive from the Commission, the OTS, the FDIC, the New York Department of Banking or any other agency to make any material change in the method of conducting their respective businesses so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of such governmental agencies), and no suit or proceeding, charge, investigation or action before or by any court, regulatory authority or governmental agency or body is or will be pending or, to the knowledge of the First Niagara Parties, threatened, which might materially and adversely affect the Conversion or the Merger, the performance of this Agreement or the consummation of the transactions contemplated in the Plan and as described in the Prospectus, or which might result in any material adverse effect on the business, financial condition, results of operations, affairs or prospects of the combined institution taken as a whole, or which would materially affect its respective properties and assets.

          w. The First Niagara Parties have received an opinion of their counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. ("Luse Gorman"), with respect to the federal income tax consequences of the Reorganization, and an opinion of KPMG with respect to the New York state income tax consequences of the Reorganization; the federal tax opinion of Luse Gorman is accurately summarized in the Conversion Application and the Prospectus. The facts and representations upon which such opinions are based are truthful, accurate and complete, and no First Niagara Party will take any action inconsistent therewith.

          x. No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default, on the part of any First Niagara Party or any subsidiary thereof in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any First Niagara Party or any subsidiary thereof is a party or by which any of them or any of their respective property is bound or affected which, in any such case, is material to the First Niagara Parties and their subsidiaries taken as a whole; such agreements are in full force and effect and no other party to any such agreement has instituted or, to the knowledge of the First Niagara Parties, threatened any action or proceeding wherein the First Niagara Parties or any subsidiary thereof would or might be alleged to be in default thereunder. No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default, on the part of Finger Lakes Bancorp, SBFL or any subsidiary thereof in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which Finger Lakes Bancorp, SBFL or any subsidiary thereof is a party or by which any of them or any of their respective property is bound or affected which, in any such case, is material to Finger Lakes Bancorp, SBFL and their subsidiaries taken as a whole; such agreements are in full force and effect and no other party to any such agreement has instituted or, to the knowledge of the First Niagara Parties (based on inquiries of officers of Finger Lakes Bancorp and SBFL), threatened any action or proceeding wherein Finger Lakes Bancorp, SBFL or any subsidiary thereof would or might be alleged to be in default thereunder.

          y. Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein, none of the First Niagara Parties or any of its subsidiaries has or will have issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business. Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein, none of Finger Lakes Bancorp, SBFL or any of their subsidiaries has or will have issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business. For purposes of this
Section 4(A)(y), obligations for borrowed money do not include deposits. In addition, the First Niagara Parties will not enter into, nor will the First Niagara Parties consent to Finger Lakes Bancorp's or SBFL's entering into, any transaction which is material in light of the business and properties of the First Niagara Parties taken as a whole or Finger Lakes Bancorp and SBFL taken as a whole, as the case may be, without giving prior notice of such transaction to the Selling Agent. In such event, the Company's obligations under Section 5(f) shall apply.

          z. The First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective subsidiaries have filed all federal, state and local tax returns required to be filed and have made timely payment of all taxes due and payable in respect of such returns and no deficiency has been asserted with respect thereto by any taxing authority.

          aa. Except as disclosed in the Prospectus with respect to the ESOP and 401(K) Plan, none of the First Niagara Parties, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries has made any payment of funds of the First Niagara Parties, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries as a loan for the purchase of the Shares or made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

          bb. Prior to the Conversion, (x) the Bank had authorized capital stock consisting of ______ shares of common stock, _____ of which were outstanding, and _____ shares of preferred stock, none of which were outstanding, (y) FNFG had authorized capital stock consisting of 250,000,000 shares of common stock, 10,128,903 of which were publicly held and 15,849,650 of which were held by the MHC, and 50,000,000 shares of preferred stock, none of which were outstanding and (z) the MHC was not authorized to issue capital stock. None of the First Niagara Parties has: (i) other than as described in the Prospectus issued any securities within the last 18 months (except for notes to evidence other bank loans and reverse repurchase agreements); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and the Merger and routine purchases and sales of securities for or from its portfolio; (iii) entered into a financial or management consulting agreement relating to the sale of stock, except as contemplated hereunder and in connection with the Merger; or (iv) engaged any intermediary between the Selling Agent and any First Niagara Party in connection with any offering of shares of its capital stock, and no person is being compensated in any manner for such service.

          cc. Neither the First Niagara Parties, Finger Lakes Bancorp, or SBFL is required to be registered under the Investment Company Act of 1940, as amended.

          dd. To the knowledge of the First Niagara Parties, no filings are required, and no other actions are necessary to qualify or register the Shares for offer and sale in the Conversion and the Merger, under the securities or Blue Sky laws of any jurisdictions wherein such Shares will be offered.

          ee. All Sales Information used by the Company in connection with the Offering that is required by the Conversion Regulations to be filed has been filed with and approved by the applicable regulatory authority.

          ff. Except for information provided in writing to the First Niagara Parties by the Selling Agent for use in the Prospectus, the Company and the Bank have not relied upon the Selling Agent or its legal or other advisors for any legal, tax or accounting advice in connection with the Conversion.

          gg. To the knowledge of the First Niagara Parties, each of the First Niagara Parties, Finger Lakes Bancorp, SBFL and their respective subsidiaries is in compliance with all laws, rules and regulations relating to environmental protection, except where such failure would not have a material adverse effect on the business, financial condition, results of operations, affairs or prospects of the combined institution taken as a whole, and none of the First Niagara Parties, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state laws. No actions, suits, regulatory investigations or other proceedings are pending, or, to the knowledge of the First Niagara Parties, threatened against any First Niagara Party, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries relating to environmental protection, nor does any First Niagara Party have any reason to believe any such proceedings may be brought against any of such entities. To the knowledge of the First Niagara Parties, no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any of the facilities or properties owned, operated or leased by, or pledged to, any First Niagara Party, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries, except such disposal, release or discharge which would not have a material adverse effect on the business, financial condition, results of operations, affairs or prospects of the combined institution taken as a whole. The First Niagara

Parties' "knowledge" with respect to Finger Lakes Bancorp and SBFL in this subsection (gg) is based on inquiries of officers of Finger Lakes Bancorp and SBFL.

          hh. No labor dispute with the employees of any First Niagara Party, Finger Lakes Bancorp, SBFL or any of their respective subsidiaries exists or, to the knowledge of the First Niagara Parties, is imminent.

          ii. All of the loans represented as assets on the most recent financial statements or selected financial information of FNFG and Finger Lakes Bancorp included in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulation Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a material adverse effect on the business, financial condition, results of operations, affairs or prospects of the combined institution taken as a whole.

          jj. Any certificate signed by an officer of any First Niagara Party and delivered to the Selling Agent or their counsel that refers to this Agreement shall be deemed to be a representation and warranty by such First Niagara Party to the Selling Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

          kk. The First Niagara Parties have taken all actions necessary to obtain on the Closing Date a Blue Sky Memorandum from Luse Gorman.

     B. Representations and Warranties of the Selling Agent. The Selling Agent represents and warrants to the First Niagara Parties as follows:

          a. The Selling Agent is registered as a broker-dealer with the Commission and is a member of the NASD.

          b. The Selling Agent is validly existing and in good standing as a corporation under the laws of the State of New Jersey with the corporate power and authority to provide the services to be furnished to the First Niagara Parties hereunder.

          c. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Selling Agent, and this Agreement is a legal, valid and binding obligation of the Selling Agent, enforceable in accordance with its terms, except to the extent that rights to indemnity hereunder may be limited under applicable law and subject to bankruptcy, insolvency, reorganization or other laws related to or affecting the enforcement of creditors' rights generally and equitable principles limiting the right to obtain specific enforcement or similar equitable relief.

          d. The Selling Agent and, to the Selling Agent's knowledge, its employees, agents and representatives who shall perform any of the services required hereunder to be performed by the Selling Agent shall be duly authorized and shall have all licenses, approvals and permits necessary to perform such services, and Selling Agent is a registered selling agent in the jurisdictions of each of the States of the United States except the jurisdiction(s) listed in Exhibit B hereto and will remain registered in such jurisdictions in which the Company is relying on such registration for the sale of the Shares, until the Conversion is consummated or terminated.

          e. The execution and delivery of this Agreement by the Selling Agent, the fulfillment of the terms set forth herein and the consummation of the transactions herein contemplated shall not violate or conflict with the corporate charter or bylaws of the Selling Agent or violate, conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any material agreement, indenture or other instrument by which the Selling Agent is bound or under any governmental license or permit or any law, administrative regulation, authorization, approval or order or court decree, injunction or order applicable to it.

          f. Any funds received by the Selling Agent to purchase Shares will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), if applicable.

          g. There is not now pending or, to the Selling Agent's knowledge, threatened against the Selling Agent any material action or proceeding before the Commission, the NASD, any state securities commission or any state or federal court concerning the Selling Agent's activities as a broker-dealer.

     SECTION 5. Additional Covenants of the First Niagara Parties. The First Niagara Parties hereby jointly and severally covenant with the Selling Agent as follows:

          a. The First Niagara Parties will not file any amendment or supplement to the Registration Statement or any Reorganization Application without written notice to the Selling Agent of its intention to do so and providing the Selling Agent and its counsel an opportunity to review such amendment or supplement, nor will any First Niagara Party file any such amendment or supplement to which the Selling Agent or its counsel shall reasonably object.

          b. The First Niagara Parties will use their best efforts to cause each Reorganization Application not heretofore approved to be approved by the applicable regulatory authority and will promptly upon receipt of any information concerning the events listed below notify the Selling Agent in writing: (i) of the approval of any Reorganization Application not heretofore approved; (ii) of the receipt of any comments from the OTS or any other governmental entity with respect to the Charter Conversion, the Conversion, the Merger or the transactions contemplated by this Agreement; (iii) of the request by the OTS or any other governmental entity for any amendment or supplement to the Registration Statement, the Prospectus or any Reorganization Application or for additional information; (iv) of the issuance by the Commission, the OTS or any other governmental entity of any order or other action suspending the Charter Conversion, the Conversion or the Merger or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under the Reorganization Regulations, the 1933 Act, 1933 Act Regulations or other applicable law, or the threat of any such action; (v) of the issuance by the Commission, the OTS or any other state governmental authority of any stop order suspending the effectiveness of the Registration

Statement or any Reorganization Application or of the initiation or threat of any proceedings for such purpose; or (vi) of the occurrence of any event mentioned in paragraph (f) below. The First Niagara Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS or any other governmental authority of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time. The First Niagara Parties will provide copies of the foregoing comments, requests and orders to the Selling Agent upon receipt of such items.

          c. The First Niagara Parties will promptly deliver to the Selling Agent and to its counsel two conformed copies of each of the following documents, with all exhibits: each Reorganization Application as originally filed and each amendment or supplement thereto and the Registration Statement as originally filed and each amendment thereto. In addition, the First Niagara Parties will also promptly deliver to the Selling Agent such number of copies of the closing documents with respect to the Conversion and the Offering as the Selling Agent may reasonably request.

          d. The First Niagara Parties will furnish to the Selling Agent, from time to time during the period when the S-1 Prospectus is required to be delivered under federal or state securities laws or regulations or the applicable rules and regulations of any other governmental entity, such number of copies of the S-1 Prospectus (as amended or supplemented) as the Selling Agent may reasonably request for the purposes contemplated by such federal or state securities laws or regulations or the applicable rules and regulations of any other governmental entity. The Company authorizes the Selling Agent to use the S-1 Prospectus (as amended or supplemented) for any lawful manner in connection with the sale of the Shares.

          e. The First Niagara Parties will comply with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the Commission, the OTS, any state regulatory or Blue Sky authority or any other governmental entity, including the terms, conditions, requirements and provisions contained in the Reorganization Regulations, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the rules and regulations, as amended, of the Commission promulgated under the 1934 Act (the "1934 Act Regulations").

          f. If, at any time during the period when the Prospectus is required to be delivered, any event relating to or affecting any First Niagara Party shall occur, as a result of which it is necessary or appropriate, in the opinion of counsel for the First Niagara Parties, to amend or supplement the Registration Statement or the Prospectus in order to make the Registration Statement or Prospectus not misleading in light of the circumstances existing at the time it is delivered to a purchaser, the First Niagara Parties will, at their expense, forthwith prepare, file with the Commission and furnish to the Selling Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement or Prospectus (in form and substance reasonably satisfactory to the Selling Agent and its counsel after a reasonable time for review) which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading.

          g. The Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 180 days after the Closing Date, without the prior written consent of the Selling Agent, any shares of, or any securities convertible into or exercisable for shares of, Common Stock other than in connection with the Merger or any other plan or arrangement described in the Prospectus.

          h. During the period in which the Company's Common Stock is registered under the 1934 Act, the Company will furnish to its stockholders as soon as practicable after the end of each fiscal year an annual report (including a consolidated balance sheet and consolidated statements of income, stockholders' equity and cash flows of the Company and its subsidiaries as at the end of and for such year, certified by independent public accountants in accordance with Regulation S-X under the 1934 Act) and make available as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the first fiscal quarter ending after the Closing Date) financial information of the Company and its subsidiaries for such quarter in reasonable detail.

          i. During the period of three years from the date hereof, the Company will furnish to the Selling Agent: (i) promptly after it becomes available, a copy of each report of the Company furnished generally to stockholders of the Company or furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted (including, but not limited to, reports of Forms 10-K, 10-Q and 8-K and all proxy statements and annual reports to stockholders), a copy of each other report of the Company mailed to its stockholders or filed with the Commission or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of the Company is listed or quoted and each press release and material news item and article released by the Company or its subsidiaries, and
(ii) from time to time, such other public information concerning the Company and its subsidiaries as the Selling Agent may reasonably request.

          j. The Company and the Bank will use the net proceeds from the sale of the Shares substantially in the manner set forth in the Prospectus under the caption "How We Intend To Use the Proceeds From the Offering."

          k. Other than as permitted by the Reorganization Regulations, the HOLA, the 1933 Act, the 1933 Act Regulations and the laws of any jurisdiction in which the Shares are qualified for sale, neither the Company nor the Bank will distribute any Prospectus or other Sales Information in connection with the offer and sale of the Shares.

          l. The Company will make generally available to its security holders as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 of the 1933 Act Regulations) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the effective date (as defined in such Rule 158) of the Registration Statement.

          m. The Company will register the Common Stock under Section 12(g) of the 1934 Act effective on or prior to the Closing Date.

          n. The Company will use its best efforts to obtain approval for, effective on or prior to the Closing Date, and maintain quotation of the Common Stock on the Nasdaq National Market System.

          o. The First Niagara Parties will maintain appropriate arrangements for depositing all funds received from persons delivering orders to purchase Shares in the Subscription and Community Offerings on an interest-bearing basis at the rate described in the Prospectus until the Closing Date or until the Offering is terminated in accordance with the Plan and as described in the Prospectus. The First Niagara Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC and to enable the Company to make appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

          p. The First Niagara Parties will take such actions and furnish such information as are reasonably requested by the Selling Agent in order for the Selling Agent to ensure compliance with Article III, Section 1, of the NASD's Rules of Fair Practice and the NASD's "Free-Riding and Withholding Interpretation."

          q. The First Niagara Parties will conduct their respective businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the OTS.

          r. The First Niagara Parties will not amend the Plan without the Selling Agent's prior written consent in any manner that, in the opinion of the Selling Agent, would affect the sale of the Shares or the terms of this Agreement, which approval shall not be unreasonably withheld.

          s. The First Niagara Parties will use all reasonable efforts to comply with, or cause to be complied with, the conditions precedent to the several obligations of the Selling Agent specified in Section 8 hereof.

          t. Prior to the Closing Date, the First Niagara Parties shall have received approval of each Reorganization Application required to consummate the Merger, and all applicable waiting periods shall have expired.

     SECTION 6. Payment of Expenses. Whether or not the Conversion is completed or the sale of the Shares by the Company is consummated, the First Niagara Parties jointly and severally agree to pay all expenses incident to the performance of the obligations of any First Niagara Party under this Agreement, including the following: (i) the preparation, printing, issuance and delivery of the certificates evidencing the Shares sold to the purchasers in the Offering and the printing and delivery of all other documents applicable to the Conversion and the Merger; (ii) the fees and disbursements of the First Niagara Parties' counsel, accountants and other advisors; (iii) the qualification or exemption from qualification of the Shares under all applicable securities or Blue Sky laws, including filing fees and the reasonable fees and disbursements of counsel in connection therewith and in connection with the preparation of a Blue Sky Survey concerning such jurisdictions as the Selling Agent may reasonably designate; (iv) the printing and mailing costs of the Offering, including the delivery to the Selling Agent in such quantities as the Selling Agent shall reasonably request of copies of the Registration Statement, the Prospectus and the Reorganization Applications as originally filed and as amended or supplemented and all other documents in connection with the Conversion and this Agreement; (v) the filing fees incurred in connection with the review of the Registration Statement, the Reorganization Applications and any other application, form or filing by the Commission and the OTS; (vi) the filing fees and the fees and disbursements of counsel incurred in connection with the review of the Offering by the NASD; (vii) the fees for listing the Shares on the Nasdaq National Market System; (viii) the fees and expenses relating to the Independent Valuation; (ix) the fees and expenses relating to proxy solicitation, advertising expenses, temporary personnel expenses, expenses related to the Stock Information Center to be established, investor meeting expenses and other miscellaneous expenses relating to the marketing of the Shares; and (x) the fees and charges of any transfer agent, registrar or other agent. In the event that the Selling Agent incurs any such expenses on behalf of the First Niagara Parties, the First Niagara Parties will pay or reimburse the Selling Agent for such expenses regardless of whether the Conversion is successfully completed, and such reimbursements will not be included in the expense limitations set forth in the following paragraph. The Selling Agent will not incur any single expense of more than $2,000 pursuant to this paragraph without the prior approval of the Company or the Bank.

         In addition, the First Niagara Parties will reimburse the Selling Agent for all reasonable out-of- pocket expenses, including legal fees and expenses, incurred by the Selling Agent in connection with the services provided by the Selling Agent to the First Niagara Parties pursuant to this Agreement. Such legal fees shall not exceed $75,000 (excluding legal out-of-pocket expenses) and such other out-of-pocket expenses incurred by Ryan Beck shall not exceed $35,000 without the approval of the First Niagara Parties. The Selling Agent will provide a detailed accounting of the out-of-pocket expenses referred to in this paragraph, which will be paid by the Company and/or the Bank on the Closing Date. The parties hereto acknowledge that the expense limitations set forth in this paragraph may be exceeded in the event of a material delay in the Offering that requires an update of financial information contained in the Registration Statement.

         SECTION 7. Indemnification and Contribution.

               a. The First Niagara Parties agree to indemnify and hold harmless the Selling Agent, its officers, directors, employees and agents and each person, if any, who controls the Selling Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any loss, liability, claim, damage, and expense whatsoever (which shall include, but not be limited to amounts incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim or investigation whatsoever and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in (A) any preliminary prospectus, the Registration Statement, or the Prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto or in any document incorporated by reference therein or required to be delivered with any preliminary prospectus or the Prospectus or (B) in any application or other document or communication filed with the Commission or any securities exchange ("Securities Communication") or (C) in any application or other document, advertisement or communication prepared, made or executed by or on behalf of any First Niagara Party or based upon written information or statements furnished or made by any First Niagara Party or its representatives (including counsel) whether or not filed in any jurisdiction in order to register or qualify any or all of the Shares under the securities law thereof (the "Sales Information"); unless such statement or omission was made in reliance upon and in conformity with written information concerning the Selling Agent or the compensation of the Selling Agent furnished to the Company by or on behalf of the Selling Agent expressly for inclusion in any preliminary prospectus, the Registration Statement, or the Prospectus, or any amendment or supplement thereto, or in any Securities Communication or Sales Information, as the case may be, or (ii) any breach of any representation, warranty, covenant, or agreement of the First Niagara Parties contained in this Agreement. For purposes of this section, the term "expense" shall include, but not be limited to, counsel fees and costs, court costs, out-of-pocket costs and compensation for the time spent by the Selling Agent's directors, officers and employees according to his or her normal hourly billing rates. The indemnification provisions shall also extend to all affiliates of the Selling Agent, their respective directors, officers, employees, legal counsel, agents and controlling persons within the meaning of the federal securities laws. The foregoing agreement to indemnify shall be in addition to any liability the First Niagara Parties may otherwise have to the Selling Agent or the persons entitled to the benefit of these indemnification provisions.

               b. The Selling Agent agrees to indemnify and hold harmless the Company, its directors, officers who signed the S-1 Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the S-1 Registration Statement or the S-1 Prospectus in reliance upon and in conformity with written information about the Selling Agent, or the compensation of the Selling Agent, furnished to the Company by the Selling Agent expressly for use in the S-1 Registration Statement or the S-1 Prospectus.

               c. An indemnified party shall give prompt notice to the indemnifying party if any action, suit, proceeding or investigation is commenced in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the indemnifying party from its obligations to indemnify hereunder. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defense of such action, including the employment of counsel satisfactory to the indemnified parties) and payment of all expenses of the indemnified party in connection with such action. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have promptly employed counsel satisfactory to such indemnified party or parties or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to one or more of the indemnifying parties, in any of which events such fees and expenses shall be borne by the indemnifying party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. The First Niagara Parties shall be liable for any settlement of any claim against the Selling Agent (or its directors, officers, employees, affiliates or controlling persons), made with the First Niagara Parties' written consent, which consent shall not be unreasonably withheld. The First Niagara Parties shall not, without the written consent of the Selling Agent, settle or compromise any claim against it based upon circumstances giving rise to an indemnification claim against the First Niagara Parties hereunder unless such settlement or compromise provides that the Selling Agent and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

               d. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the First Niagara Parties, on the one hand, and the Selling Agent, on the other hand, shall contribute to the amount paid or payable by such indemnified persons as a result of such loss, liability, claim, damage and expense in such proportion as is appropriate to reflect the relative benefits received by the First Niagara Parties, on the one hand, and the Selling Agent, on the other hand, from the Offering, and also the relative fault of the First Niagara Parties, on the one hand, and the Selling Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such loss, liability claim, damage and expense, and any other relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, the Selling Agent shall not be obligated to contribute any amount hereunder that exceeds the total amount of the fees paid or to be paid to the Selling Agent hereunder.

               e. The indemnity and contribution agreements contained herein are in addition to any liability which the First Niagara Parties may otherwise have to the Selling Agent.

               f. Neither termination nor completion of the engagement of the Selling Agent nor any investigation made by or on behalf of the Selling Agent shall affect the indemnification, obligations of the First Niagara Parties or the Selling Agent hereunder, which shall remain and continue to be operative and in full force and effect.

         SECTION 8. Conditions of the Selling Agent's Obligations. The obligations of the Selling Agent hereunder as to the Shares to be delivered at the Closing Date are subject, in the discretion of the Selling Agent, to the condition that all representations and warranties and other statements of the First Niagara Parties herein are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the First Niagara Parties shall have performed in all material respects all of their respective obligations hereunder to be performed on or before such dates, and to the following conditions:

               a. The Registration Statement shall have been declared effective by the Commission and cleared for use by the OTS not later than 5:30 p.m. on the date of this Agreement, or with the written consent of the Selling Agent at a later time and date; and at the Closing Date no stop order suspending the effectiveness of the Registration Statement or the consummation of the Conversion shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission or any state securities or Blue Sky authority, and no order or other action suspending the effectiveness of the Prospectus or the consummation of the Conversion shall have been issued or proceedings therefore initiated or threatened by the OTS.

         b.    At the Closing Date, the Selling Agent shall have received:

               (i) The favorable opinion, dated as of the Closing Date addressed to the Selling Agent and for its and its counsel's benefit, of Luse Gorman, as to issues of federal, Delaware, New York and New Jersey law set forth below. The opinion of Luse Gorman shall be in form and substance to the effect that:

                     (1) Prior to the Charter Conversion, FNFG was validly existing as a corporation under the laws of Delaware, the Bank was validly existing under the laws of New York as a savings bank in the capital stock form of organization, and the MHC was duly organized and validly existing under the laws of the United States as a mutual holding company; and each had the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and Prospectus.

                     (2) Following the Charter Conversion, the Bank was validly existing as a federal savings bank in the capital stock form of organization and upon the Reorganization will continue as such, with the corporate power and authority to own, lease and operate the combined properties and to conduct the combined operations of the Bank and SBFL following the Merger, as described in the Registration Statement and Prospectus.

                     (3) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, and has the corporate power and authority to own, lease and operate the combined properties and to conduct the combined operations of FNFG and Finger Lakes Bancorp following the Merger, as described in the Registration Statement and Prospectus. Each of the Company's direct and indirect subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and each has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and Prospectus.

                     (4) Each of the First Niagara Parties and their subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is and, following consummation of the Reorganization, will be required, unless the failure to be so qualified in one or more of such jurisdictions would not have a material adverse effect on the business, the financial condition or the results of operations, affairs or prospects of the First Niagara Parties taken as a whole.

                     (5) All of the outstanding capital stock of the Bank is duly authorized and validly issued, fully paid and non-assessable and, upon consummation of the Reorganization, will be owned by the Company, free and clear of any liens, encumbrances, claims or other restrictions.

                     (6) The activities of each subsidiary of FNFG, the MHC and the Bank as described in the Registration Statement and Prospectus are permitted (i) to subsidiaries of a New York chartered savings bank or a savings and loan company, as the case may be, by the rules, regulations, policies and practices of the New York Department of Banking and/or the FDIC, as the case may be, and any other federal or state authority having jurisdiction over such matters, and, after the Charter Conversion, (ii) to subsidiaries of a federally chartered savings bank or a savings and loan holding company, as the case may be, by the rules, regulations, policies and practices of the OTS and any other federal or state authority having jurisdiction over such matters. The activities of each subsidiary of the Company following the Merger (which will include each of the subsidiaries of FNFG and Finger Lakes Bancorp) as described in the Registration Statement and Prospectus are permitted to subsidiaries of a savings and loan holding company by the rules, regulations, policies and practices of the OTS and any other federal or state authority having jurisdiction over such matters. The activities of each subsidiary of the Bank following the Merger (including each of the subsidiaries of the Bank and SBFL) as described in the Registration Statement and Prospectus are permitted to subsidiaries of a federally chartered savings bank by the rules, regulations, policies and practices of the OTS and any other federal or state authority having jurisdiction over such matters. All of the outstanding stock of each subsidiary of FNFG, the MHC and the Bank has been duly authorized and validly issued and is fully paid and nonassessable; and upon consummation of the Reorganization all such stock will be owned of record and beneficially by the Bank, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or other restriction.

                     (7) Upon consummation of the Reorganization, the authorized equity capital of the Company will consist of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, and the issued and outstanding equity capital of the Company will be consistent with that set forth in the Registration Statement and the Prospectus under the caption "Capitalization;" no shares of the Company's common stock, or securities exercisable into or exchangeable for common stock, will have been issued prior to the Closing Date; at the time of the Conversion the Shares will have been duly and validly authorized for issuance, and when issued and delivered by the Company pursuant to the Plan, will be duly authorized and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to any preemptive rights. Upon the issuance of the Shares, against payment therefor in accordance with the Prospectus, the purchasers will have full legal title to the shares, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

                     (8) Each Reorganization Application has been approved by the applicable regulatory authority pursuant to the Reorganization Regulations and the Prospectus has been authorized for use by the OTS, and, to Luse Gorman's knowledge, no action has been taken or is pending or threatened to revoke any such authorization or approval.

                     (9) Each Reorganization Application, as amended or supplemented, if amended or supplemented, as filed with the applicable regulatory authority complied as to form in all material respects with the requirements of the Reorganization Regulations.

                     (10) The OTS's approval of the Plan remains in full force and effect; the First Niagara Parties have conducted the Reorganization in all material respects in accordance with the requirements of the Reorganization Regulations, federal law, all other applicable regulations, decisions and orders and the Plan, including all material applicable terms, conditions, requirements and conditions precedent to the Reorganization imposed by the OTS; no order has been issued by the OTS to suspend the Charter Conversion, the Conversion or the Merger and no action for such purpose has been instituted or, to Luse Gorman's knowledge, threatened by the OTS; and, to Luse Gorman's knowledge, no person has sought to obtain review of the final action of the OTS in approving any Reorganization Application or the Plan.

                     (11) This Agreement has been duly authorized, executed and delivered by the MHC, FNFG, the Company and the Bank and is the legal, valid and binding agreement of the MHC, FNFG, the Company and the Bank, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership and other laws of general applicability relating to or affecting creditors' rights or the rights of creditors of depository institutions the deposits of which are insured by the FDIC, to general principles of equity (whether considered in an action at law or in equity) and to the extent that rights to indemnity and contribution thereunder may be limited under applicable laws or under considerations of public policy.

                     (12) The Registration Statement is effective under the 1933 Act and no stop order suspending effectiveness has been issued under the 1933 Act and, to Luse Gorman's knowledge, no proceedings therefor have been initiated or threatened by the Commission.

                     (13) All conditions imposed by the OTS in connection with its approvals of the Reorganization Applications have been satisfied, and no further approval, authorization, consent or other order of any federal or state board or body is required in connection with the execution and delivery of this Agreement, the issuance of the Shares and the consummation of the Reorganization.

                     (14) At the time the Registration Statement became effective, (i) the Registration Statement (as amended or supplemented, if so amended or supplemented) (other than the financial statements, stock valuation information and other financial and statistical data included therein, as to which no opinion need be rendered), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and (ii) the Prospectus (other than the financial statements, stock valuation information and other financial and statistical data included therein, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the Conversion Regulations.

                     (15) The information in the Registration Statement and Prospectus under the captions "Supervision and Regulation," "Taxation," "Restrictions on Acquisition of First Niagara Financial Group" and "Description of Capital Stock of First Niagara Financial Group Following the Conversion," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings or legal conclusions, has been reviewed by Luse Gorman and is correct in all material respects.

                     (16) The terms and provisions of the Common Stock conform in all material respects to the description thereof contained in the Prospectus, and the form of certificate used to evidence the Shares is in due and proper form.

                     (17) To Luse Gorman's knowledge, there are no legal or governmental proceedings pending or threatened against any First Niagara Party or any subsidiary which are required to be disclosed in the Registration Statement and Prospectus other than those disclosed therein, and all pending legal and governmental proceedings to which any First Niagara Party or any of their respective subsidiaries is the subject which are not disclosed in the Registration Statement, including ordinary routine litigation, are, considered in the aggregate, not material.

                     (18) To Luse Gorman's knowledge, there are no material contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Registration Statement and Prospectus or to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto, and the description thereof or references thereto are correct in all material respects.

                     (19) To Luse Gorman's knowledge, FNFG, the Bank and their respective subsidiaries have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses, taken as a whole, as described in the Registration Statement and Prospectus; the Company has obtained all material licenses, permits and other governmental authorizations required for the conduct of the business of FNFG, taken as a whole, as described in the Registration Statement and Prospectus, following consummation of the Reorganization; all such licenses, permits and other governmental authorizations are in full force and effect; and FNFG, the

         Company, the Bank and their respective subsidiaries are in all material respects complying therewith.

                     (20) All corporate acts and other proceedings required to be taken by or on the part of the First Niagara Parties to adopt and approve the Plan have been properly taken, including the votes of the Board of Trustees of the MHC, the stockholders of FNFG, and the depositors of the Bank.

                     (21) The Company's certificate of incorporation and bylaws comply in all material respects with the Delaware General Corporation Law ("DGCL"). The Company is not in violation of its certificate of incorporation or bylaws; the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not result in any violation of the provisions of the certificate of incorporation or bylaws of the Company.

                     (22) The Bank's charter and bylaws comply in all material respects with the HOLA and the rules and regulations of the OTS. The Bank is not in violation of its charter or bylaws; the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not result in any violation of the provisions of the charter or bylaws of the Bank.

                     (23) To Luse Gorman's knowledge, none of the Company's subsidiaries is in violation of its charter or bylaws; to Luse Gorman's knowledge, the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not result in any violation of the provisions of the charter or bylaws of any such subsidiary.

                     (24) To Luse Gorman's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (A) do not and will not result in the creation or imposition of any lien, charge, encumbrance, or restriction upon an property or assets of the Company or any of the Company's subsidiaries, (B) do not and will not conflict with, or constitute a breach or violation of, or constitute a default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license or any other agreement or instrument to which the Company or any of the Company's subsidiaries is a party or by which any of them or any of their respective properties may be bound, or (C) do not and will not conflict with any order, decree, judgment, franchise, license, permit, rule or regulation of any court, arbitration, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over the Company or any of the Company's subsidiaries or any of their respective properties which, in each case, would have a material adverse effect on the business, financial condition, results of operations, affairs or prospects of the First Niagara Parties taken as a whole.

                     (25) To Luse Gorman's knowledge, none of the First Niagara Parties is in violation of any directive from the OTS to make any material change in the method of conducting its business, and the First Niagara Parties have conducted and are conducting their respective businesses so as to comply in all material respect with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the New York Department of Banking, the FDIC and the OTS).

                     (26) Neither FNFG, the Company nor the Bank is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

                     (27) The First Niagara Parties have the power and authority to consummate the transactions contemplated by the Merger Agreement.

                     (28) The Merger Agreement has been duly authorized, executed and delivered by each of the First Niagara Parties and constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (whether considered in an action at law or in equity).

                     (29) To Luse Gorman's knowledge, all corporate acts and other proceedings required to be taken by or on the part of the First Niagara Parties to consummate the Merger have been properly taken and, as of the closing of the merger of SBFL into the Bank (the "Bank Merger"), all corporate acts and other proceedings required to be taken by or on the part of the First Niagara Parties to consummate the Bank Merger will have been properly taken; neither the execution and delivery of the Merger Agreement, nor the consummation of the transactions contemplated thereby, with and without the giving of notice or the lapse of time, or both, will violate any provision of the certificate of incorporation, charter or bylaws of any First Niagara Party.

                     (30) Except as disclosed in such opinion, to Luse Gorman's knowledge, there are no actions, suits, proceedings or investigations (public or private) of any nature pending or threatened that challenge the validity or propriety of the Reorganization or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of the Reorganization.

                     (31) All regulatory and governmental approvals and consents which are necessary to be obtained by the First Niagara Parties and their subsidiaries to permit the execution, delivery and performance of the Merger Agreement have been obtained.

                     (32) All conditions precedent to consummation of the Merger have been satisfied or waived, including but not limited to those referenced in the Merger Agreement, and all statutory waiting periods with respect to all regulatory and governmental approvals of the Merger have expired.

     Luse Gorman may expressly exclude any opinions as to choice of law and antitrust matters and may add other qualifications and explanations of the basis of its opinions as are consistent with the Legal Opinion Accord prepared by the Section of Business Law of the American Bar Association.

     In rendering their opinion, Luse Gorman may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel reasonably satisfactory to the Selling Agent and, as to matters of fact, officers' certificates. The opinion of such counsel need refer only to matters of New York, New Jersey, Delaware and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Selling Agent.

               (ii) The letter of Luse Gorman, addressed to the Selling Agent, dated the Closing Date, in form and substance to the effect that:

                     (1) During the preparation of the Conversion Application, the Registration Statement and the Prospectus, such counsel participated in conferences with management of and the independent certified public accountants for the First Niagara Parties. Based upon such conferences and such review of corporate records of the First Niagara Parties as such counsel conducted in connection with the preparation of the Registration Statement and Conversion Application, nothing has come to their attention that would lead them to believe that any Conversion Application, the Registration Statement, the Prospectus or any amendment or supplement thereto (other than financial statements, stock valuation information and other financial and statistical data included therein, as to which such counsel need express no view), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (iii) The favorable opinion, dated as of the Closing Date, of Kelley Drye & Warren LLP, counsel for the Selling Agent, with respect to such matters as the Selling Agent may reasonably require. Such opinion may rely upon certificates of officers and directors of the First Niagara Parties delivered pursuant hereto or as such counsel shall reasonably request.

                     (iv) A Blue Sky Memorandum from Luse Gorman relating to the Offering, including Selling Agent's participation therein, and should be furnished to Selling Agent with a copy thereof addressed to Selling Agent or upon which Luse Gorman shall state Selling Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under applicable state securities law.

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

         c. At the Closing Date, the Selling Agent shall receive a certificate of the Chief Executive Officer and the Chief Financial Officer of each of the First Niagara Parties, dated the Closing Date, to the effect that:
(i) since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has been no material adverse effect on the business, financial condition, results of operations, affairs or prospects of the First Niagara Parties and Finger Lakes Bancorp and SBFL taken as a whole, whether or not arising in the ordinary course of business; (ii) the representations and warranties in Section 4 of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Date; (iii) the First Niagara Parties have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date and will comply with all obligations to be satisfied by them after the Conversion; (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the Commission or any state securities or Blue Sky authority; and (v) no order suspending the Offering, the Conversion or the effectiveness of the Prospectus has been issued and no proceedings for that purpose have been issued and no proceedings for that purpose have been initiated or threatened by the OTS.

         d. Prior to and at the Closing Date: (i) there shall have been no material adverse effect on the business, financial condition, results of operations, affairs or prospects of the First Niagara Parties, Finger Lakes Bancorp, SBFL or any subsidiary thereof taken as a whole since the respective dates as of which information is given in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by any First Niagara Party, Finger Lakes Bancorp, SBFL or any subsidiary thereof since the latest dates as of which the financial condition of the Company and the Bank is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) no First Niagara Party shall have received from the OTS or any other government agency any direction (oral or written) to make any material change in the method of conducting its business with which it has not complied (which direction, if any, shall have been disclosed to the Selling Agent) or which would materially and adversely effect on the business, financial condition, results of operations, affairs or prospects; (iv) no First Niagara Party, nor Finger Lakes Bancorp, SBFL or any subsidiary thereof shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness; and (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of any First Niagara Party, threatened against any First Niagara Party, Finger Lakes Bancorp, SBFL or any subsidiary thereof or affecting any of their respective properties wherein an unfavorable decision, ruling or finding would materially and adversely effect on the business, financial condition, results of operations, affairs or prospects of the First Niagara Parties, Finger Lakes Bancorp and SBFL taken as a whole.

         e. Concurrently with the execution of this Agreement, the Selling Agent and the First Niagara Parties shall receive a letter from KPMG dated the date hereof and addressed to the Selling Agent: (i) confirming that KPMG is a firm of independent certified public accountants with respect to FNFG and the Bank within the meaning of the 1933 Act and the 1933 Act Regulations and the Code of Ethics of the American Institute of Certified Public Accountants and no information concerning KPMG's relationship with or interests in any First Niagara Party is required to be disclosed in the S-1 Prospectus, and stating in effect that in KPMG's opinion the consolidated financial statements of FNFG included in the S-1 Prospectus and covered by KPMG's opinion included therein comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act, the 1933 Act Regulations, the 1934 Act Regulations and generally accepted accounting principles; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an examination in accordance with generally accepted auditing standards) consisting of a review, in accordance with Statement on Auditing Standards No. 71, of the latest available unaudited interim consolidated financial statements of FNFG prepared by FNFG, a reading of the minutes of the meetings of the Board of Directors, Executive Committee, Audit Committee and stockholders of FNFG and the Bank and consultations with officers of FNFG and the Bank responsible for financial and accounting matters, nothing has come to KPMG's attention which causes KPMG to believe that: (A) such unaudited consolidated financial statements including any "Recent Developments"
section in the S-1 Prospectus do not comply as to form in all material respects with applicable accounting requirements; (B) such unaudited consolidated financial statements including any "Recent Developments" section are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements included in the S-1 Prospectus; (C) during the period from the date of the latest audited consolidated financial statements included in the S-1 Prospectus to a specified date not more than five business days prior to the date hereof, there was any material increase in borrowings (defined as securities sold under agreements to repurchase and any other form of debt other than deposits), or non-performing loans, special mention loans or decrease in the deposits or loan allowance, total assets, stockholders' equity or there was any change in common stock outstanding (other than for stock option plans) or
(D) there was any material decrease in retained earnings of FNFG at the date of such letter as compared with amounts shown in the latest audited consolidated balance sheet included in the S-1 Prospectus or there was any decrease in net income, net interest income, provision for loan losses or net income after provision or increase in non-interest expense of FNFG for the number of full months commencing immediately after the period covered by the latest audited consolidated income statement included in the S-1 Prospectus and ended on the latest month end prior to the date of the S-1 Prospectus as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the examination referred to in KPMG's opinion included in the S-1 Prospectus and the performance of the procedures referred to in clause (ii) of this paragraph (e), KPMG has compared with the general accounting records of FNFG's and/or the Bank's, as applicable, which are subject to the internal controls of the accounting system and other data prepared by FNFG and/or the Bank, as applicable, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the S-1 Prospectus as the Selling Agent may reasonably request; and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

          f. At the Closing Date, the Selling Agent shall receive a letter from KPMG, dated the Closing Date, addressed to the Selling Agent, confirming the statements made by KPMG in the letter delivered pursuant to paragraph (e) of this Section 8, the "specified date" referred to in clause (ii) (C) thereof to be a date specified in such letter, which shall not be more than three (3) business days prior to the Closing Date.

          g. At the Closing Date, the Selling Agent shall have received a letter from RP Financial, dated as of the Closing Date, confirming the Independent Valuation.

          h. At the Closing Date, counsel to the Selling Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings or in order to evidence the accuracy or completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the First Niagara Parties in connection with the Reorganization and the sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Selling Agent and counsel to the Selling Agent.

          i. The First Niagara Parties shall not have sustained since the date of the latest audited consolidated financial statements included in the Registration Statement and Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Registration Statement, which is in the judgment of the Selling Agent sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

          j. Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day and (C) which when combined with all other such halts occurring during the previous five (5) business days, total less than two (2); (ii) a general moratorium on the operations of operation of commercial banks, federal or state savings and loan associations or savings banks in New York or a general moratorium on the withdrawal of deposits from commercial banks operation of commercial banks, federal or state savings and loan associations or savings banks in New York declared by either federal or state authorities; or (iii) there shall not have occurred any material adverse change in the financial markets in the United States or elsewhere or any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of which, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

          k. If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, or by June 30, 2003, this Agreement and all of the Selling Agent's obligations hereunder may be canceled by the Selling Agent by notifying the First Niagara Parties of such cancellation in writing or by fax at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 1, 6 and 7 hereof. Notwithstanding the above, if this Agreement is canceled pursuant to this paragraph, the First Niagara Parties jointly and severally agree to reimburse the Selling Agent for all of the Selling Agent's out-of-pocket expenses reasonably incurred by the Selling Agent, including any legal fees (and out-of- pocket expenses) to be paid to the Selling Agent's counsel, subject to the limits expressed in Section 6 hereof.

     SECTION 9.  Termination.

          a. In the event the Company fails to sell the minimum number of Shares in the Offering as set forth in the Prospectus and does not modify the Offering within the period specified in, and in accordance with the provisions of, the Plan or as required by the Conversion Regulations, this Agreement shall terminate upon refund by the Company to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest, as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except for payment by the First Niagara Parties as set forth in Sections 1, 6 and 7 hereof.

          b. This Agreement may be terminated by the Selling Agent, with respect to the Selling Agent's obligations hereunder, by notifying the Company at any time or prior to the Closing Date, if any of the conditions specified in Section 8 hereof shall not have been fulfilled when and as required by this Agreement or if the Conversion has not been completed by June 30, 2003.

     SECTION 10. Survival. The respective indemnities, agreements, representations, warranties and other statements of the First Niagara Parties and the Selling Agent, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Selling Agent or any of the Selling Agent's officers or directors or any person controlling the Selling Agent, or the First Niagara Parties, or any of their respective officers or directors or any person controlling the First Niagara Parties, and shall survive termination of this Agreement and receipt or delivery of any payment for the Shares.

     SECTION 11. Waiver of Trial by Jury. Each of the Selling Agent and the First Niagara Parties waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort, or otherwise) related to or arising out of this Agreement.

     SECTION 12. Market Making and Research. The Selling Agent agrees to use its best efforts to maintain a market in the Company's Common Stock and to provide research coverage of the Company for at least three years from the Closing.

     SECTION 13. Miscellaneous. Notices hereunder, except as otherwise provided herein, shall be given in writing or by telegraph, addressed (a) to Ryan Beck at 220 South Orange Avenue, Livingston, New Jersey 07039-5817 (Attention: Michelle Darcey, First Vice President), with a copy to Kelley Drye & Warren LLP, 8000 Towers Crescent Drive, Suite 1200,

Vienna, Virginia 22182 (Attention: Norman B. Antin, Esq. and Jeffrey D. Haas, Esq.) and (b) to the First Niagara Parties at the Bank's principal office (Attention: William E. Swan, President and Chief Executive Officer), with a copy to Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W. Chevy Chase Pavilion, Suite 400, Washington, D.C. 20015, (Attention: John J. Gorman, Esq.).

     This Agreement is made solely for the benefit of and will be binding upon the parties hereto and their respective successors and the directors, officers and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder. The term "successors" shall not include any purchaser of any of the Shares.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     Time shall be of the essence of this Agreement.

     This Agreement may be signed in various counterparts which together will constitute one agreement.

          The remainder of this page has been intentionally left blank.

     If the foregoing correctly sets forth the arrangement among the Company, the Bank, FNFG, MHC and the Selling Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement.

FIRST NIAGARA FINANCIAL GROUP, INC.         FIRST NIAGARA SAVINGS BANK

By:__________________________________       By:_________________________________
   William E. Swan                             William E. Swan
   President and Chief Executive               President and Chief Executive
    Officer                                     Officer

NEW FIRST NIAGARA FINANCIAL                 FIRST NIAGARA FINANCIAL GROUP,
GROUP, INC.                                 MHC

By:__________________________________       By:_________________________________
   William E. Swan                             William E. Swan
   President and Chief Executive               President and Chief Executive
    Officer                                     Officer

RYAN BECK & CO.


By:__________________________________
   Ben A. Plotkin
   Chair and Chief Executive Officer

                                    EXHIBIT A

                                Engagement Letter

                                    EXHIBIT B

      [Ryan Beck is registered in all U.S. jurisdictions except Arkansas.]